ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-139359 Dated November 2, 2009
Step Performance Securities Royal Bank of Canada Securities linked to the iShares® MSCI EAFE Index Fund due on or about November 30, 2011
Investment Description
Step Performance Securities are senior unsecured debt securities issued by Royal Bank of Canada with returns linked to the performance of the iShares® MSCI EAFE Index Fund (each, a “Security” and collectively, the “Securities”). The iShares® MSCI EAFE Index Fund (the “Index Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities as measured by the MSCI EAFE® Index (the “Underlying Index”). The Securities are designed for investors who anticipate that the level of the Index Fund will increase over the term of the Securities.  At maturity, investors will receive a cash payment per Security based upon the direction of and the percentage change in the level of the Index Fund from the trade date to the Final Valuation Date.  If the Index Fund Return is equal to or greater than zero, you will receive your principal amount plus an additional payment equal to the product of the principal amount multiplied by the greater of (a) the Index Fund Return and (b) the Step Return of 22.00% to 25.00% (the actual Step Return will be determined on the Trade Date).  If the Index Fund Return is negative, you will receive an amount equal to your principal amount reduced by the product of (i) the principal amount multiplied by (ii) the Index Fund Return. Accordingly, investors must be willing to risk losing up to 100% of their principal amount invested. If the Index Fund Return is negative, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Fund Return is less than zero. Investors will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index Fund Return is negative. Any payment on the Securities is subject to the creditworthiness of Royal Bank of Canada.

Features				Key Dates
❑      Core Investment Opportunity—If you are seeking market exposure to the Underlying Index, the Securities may provide an alternative to traditional investments. The Securities provide positive and negative exposure to the performance of the iShares® MSCI EAFE Index Fund, with a Step Return feature at maturity.

❑      Step Return Feature—If the Index Return at maturity is zero or positive, the return on the Securities will be the greater of the Step Return of 22.00% to 25.00% (the actual Step Return will be determined on the Trade Date) and the Index Return. You will have full downside exposure to any negative Index Return at maturity.

❑      Diversification Opportunity— The Securities provide an opportunity to diversify your portfolio through exposure to stocks from Europe, Australasia and the Far East, as included in the Index Fund.

Trade Date1                              November 24, 2009
Settlement Date1                   November 30, 2009
Final Valuation Date2         November 23, 2011
Maturity Date2                         November 30, 2011
CUSIP:                            78009C308
ISIN:                                US78009C3088

1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-3.

Security Offering
We are offering Step Performance Securities linked to the Index Fund. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Index Fund	Index Fund Ticker	Term	Step Return*	Index Fund Starting Level*	CUSIP	ISIN
iShares® MSCI EAFE Index Fund	EFA	2 years	22.00% to 25.00%	•	78009C308	US78009C3088
* The actual Step Return per $10 in principal amount of the Securities and Index Fund Starting Level for the Securities will be determined on the Trade Date.

See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 5, 2007, the prospectus supplement dated July 16, 2009, product prospectus supplement no. UBS-3 dated November 2, 2009 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-3 for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-3.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the iShares® MSCI EAFE Index Fund	•	$10	•	$0.20	•	$9.80
(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. UBS-3.

(2)
UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

UBS Financial Services Inc.	RBC Capital Markets Corporation

Additional Information about Royal Bank of Canada and the Securities

Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-3 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated July 16, 2009, relating to our Series C medium-term Notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-3 dated November 2, 2009.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-3, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-3 dated November 2, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909002544/f103092424b5.htm

♦	Prospectus supplement dated July 16, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909001690/f71590424b3.txt

♦	Prospectus dated January 5, 2007: http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦                You seek an investment with a Step Return linked to the potential positive performance of the Index Fund and you believe the closing price of one share of the Index Fund will stay the same or increase over the term of the Securities.

♦               You are willing to risk losing up to 100% of your investment if the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date.

♦               You are willing to expose your principal to the full downside performance of the Index Fund.

♦               You are willing and able to hold the Securities to maturity, a term of 2 years.

♦               You are willing to invest in securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Securities.

♦               You are willing to forgo dividends paid on the equity securities held by the Index Fund and any distributions paid by the Index Fund.

♦               You do not seek current income from this investment.

♦               You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Securities.

The Securities may not be suitable for you if, among other considerations:

♦               You are unwilling to be exposed to fluctuations in the market prices of the stocks comprising the Underlying Index.

♦               You believe that the closing price of one share of the Index Fund will decrease over the term of the Securities

♦               You are unwilling to make an investment in which you could lose up to 100% of your principal amount.

♦               You are unable or unwilling to hold the Securities to maturity.

♦               You are unwilling to make an investment that is exposed to the full downside performance risk of the Index Fund and is not principal protected.

♦               You prefer to receive dividends paid on any equity securities held by the Index Fund or any distributions paid by the Index Fund.

♦               You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦               You seek current income from this investment.

♦               You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Securities.

♦               You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-3 for risks related to an investment in the Securities.

Indicative Terms		Determining Payment at Maturity
Issuer	Royal Bank of Canada (Moody’s: Aaa; S&P: AA-; Fitch AA)*

If the Index Fund Return is negative, you will lose 1% of the principal amount of your Securities for every 1% decline in the Index Fund Ending Level beyond the Index Fund Starting Level. Accordingly, you could lose up to 100% of your principal, depending on how much the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date.

Issue Price	$10 per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Term	2 years
Index Fund:	iShares® MSCI EAFE Index Fund
Payment at Maturity (per $10)
If the Index Fund Return is greater than or equal to zero, you will receive at maturity a cash payment, per $10 in principal amount of the Securities, of $10 plus the greater of:

        a) $10 x Step Return; and

        b) $10 x Index Fund Return.

If the Index Fund Return is negative, you will receive at maturity a cash payment, per $10 in principal amount of the Securities, calculated as follows:

$10 + ($10 × Index Fund Return)

Accordingly, if the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date, you may lose up to 100% of your principal.

Index Fund Return	Index Fund Ending Level – Index Fund Starting Level Index Fund Starting Level
Step Return	22.00% to 25.00% The actual Step Return on the Securities will be determined on the Trade Date.
Index Fund Starting Level	The closing price of one share of the Index Fund on the Trade Date, as published on NYSE Arca, divided by the Share Adjustment Factor.
Index Fund Ending Level	The closing price of one share of the Index Fund on the Final Valuation Date, as published on NYSE Arca.
Share Adjustment Factor
Set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of the Securities—Anti-Dilution Adjustments” in the accompanying product prospectus supplement no UBS-3.

*A credit rating reflects the creditworthiness of the issuer and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the Index Fund Ending Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.

Hypothetical Examples of How the Securities Perform
The following tables and examples assume a Step Return of 23.50% (the midpoint of the range of 22.00% to 25.00%).  The actual Index Fund Starting Level and the Step Return will be set on the Trade Date.  If the actual Step Return as determined on the Trade Date is less than 23.50%, your payment at maturity may, under certain circumstances, be lower than the hypothetical payments at maturity shown below.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following*:

Term:	2 years
Principal amount:	$10 per Security
Index Fund Starting Level	100 (assumed)
Step Return	23.50%

* The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.  Actual terms including the Step Return and starting level to be set on the trade date.

Example 1: The level of the Index Fund increases from a starting level of 100 to an ending level of 160.

Because the Index Fund Return is 60%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Fund Return and (b) the Step Return.

Because the Index Fund Return of 60% is greater than the Step Return of 23.50%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × Index Fund Return) = $10 + ($10 × 60%) = $16.00

Investor receives $16.00 at maturity for each Security for a total return on the Securities equal to the Index Fund Return of 60%.

Example 2: The level of the Index Fund neither increases nor decreases from a starting level of 100 to an ending level of 100.

Because the Index Fund Return is 0%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Fund Return and (b) the Step Return.

Because the Index Fund Return of 0% is less than the Step Return of 23.50%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × Step Return) = $10 + ($10 × 23.50%) = $12.35

Investor receives $12.35 at maturity for each Security for a total return on the Securities equal to the Step Return of 23.50%.

Example 3: The level of the Index Fund increases from a starting level of 100 to an ending level of 115.

Because the Index Fund Return is 15%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the Step Return.

Because the Index Fund Return of 15% is less than the Step Return of 23.50%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × Step Return) = $10 + ($10 × 23.50%) = $12.35

Investor receives $12.35 at maturity for each Security for a total return on the Securities equal to the Step Return of 23.50%.

Example 4: The level of the Index Fund decreases from a starting level of 100 to an ending level of 70.

Because the Index Fund Return is -30%, the investor would receive at maturity an amount equal to the principal amount of each Security plus the product of (i) the principal amount multiplied by (ii) the Index Fund Return.

Because the Index Fund Return of -30% is less than zero, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × Index Fund Return) = $10 + ($10 × -30%) = $7.00

Investor receives $7.00 at maturity for each Security, for a total loss on the Securities equal to the Index Fund Return of -30%.

Hypothetical Return Table of the Securities at Maturity

The table below is based on the following assumptions*:

Term:	2 years
Principal amount:	$10 per Security
Index Fund Starting Level	100 (assumed)
Step Return	23.50%
Range of the Index Fund Performance:	60% to -60%

*
This table is provided for illustrative purposes only and is purely hypothetical. The numbers set forth in the table have been rounded for ease of analysis.  Actual Step Return, starting level and other terms for each Security to be set on the trade date.

Hypothetical Index Fund Ending Level	Hypothetical Index Fund Return	Hypothetical Payment at Maturity	Hypothetical Total Return at Maturity
160	60%	$16.00	60.00%
150	50%	$15.00	50.00%
140	40%	$14.00	40.00%
130	30%	$13.00	30.00%
120	20%	$12.35	23.50%
115	15%	$12.35	23.50%
110	10%	$12.35	23.50%
105	5%	$12.35	23.50%
100	0%	$12.35	23.50%
95	-5%	$9.50	-5.00%
90	-10%	$9.00	-10.00%
85	-15%	$8.50	-15.00%
80	-20%	$8.00	-20.00%
70	-30%	$7.00	-30.00%
60	-40%	$6.00	-40.00%
50	-50%	$5.00	-50.00%
40	-60%	$4.00	-60.00%

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities. The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this free writing prospectus as a pre-paid cash-settled derivative contract in respect of the Index Fund for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated and subject to the discussion of the “constructive ownership rules” in the following sentence, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. There is a substantial risk that an investment in the Securities is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies, in which case any long-term capital gain recognized in respect of the Securities in excess of the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) would be recharacterized as ordinary income and an interest charge would also apply to any deemed underpayment of tax assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity of the Securities. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the equity securities held by the Index Fund or included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-3.

Risks Relating to the Securities Generally

♦    Your Investment in the Securities May Result in a Loss:  The Securities do not guarantee any return of principal at maturity, and that return, if any, is subject to the creditworthiness of Royal Bank of Canada.  The return on the Securities at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative.  Your investment will be fully exposed to any decline in the Index Fund Ending Level as compared to the Index Fund Starting Level.  Accordingly, you may lose some or all of your principal if the Index Fund Return is negative.

♦    Credit Risk of Royal Bank of Canada:  The Securities are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities at maturity depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

♦    Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦    No Interest or Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities held by the Index Fund would have.

♦    Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦    Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦    Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index Fund or the equity securities included in the Underlying Index, and therefore the market value of the Securities.

♦    Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

♦    Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities composing the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the equity securities held by the Index Fund may adversely affect the market value of the equity securities held by the Index Fund, the closing price of one share of the Index Fund, and, therefore, the market value of the Securities.

♦    Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the closing price of one share of the Index Fund on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦    the expected volatility of the Index Fund;

♦    the time to maturity of the Securities;

♦    the dividend rate on the equity securities held by the Index Fund;

♦    interest and yield rates in the market generally, as well as in each of the markets of the equity securities held by the Index Fund;

♦    a variety of economic, financial, political, regulatory or judicial events;

♦   the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities held by the Index Fund are traded and the correlation between that rate and the prices of shares of the Index Fund;

♦    the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

♦    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Index Fund

♦      No Affiliation with the Index Fund: We are not affiliated with the Index Fund or its investment advisor.  You should make your own investigation into the Index Fund and the Underlying Index.  We are not responsible for the Index Fund’s public disclosure of information, whether contained in its SEC filings or otherwise.

♦      Owning the Securities Is Not the Same as Owning Shares of the Index Fund: Owning the Securities is not the same as owning shares of the Index Fund. Accordingly, changes in the closing price of one share of the Index Fund may not result in a comparable change of the market value of the Securities. If the closing price of one share of the Index Fund on any trading day increases above the Index Fund Starting Level, the value of the Securities may not increase comparably, if at all. It is possible for the closing price of the shares of the Index Fund to increase moderately while the value of the Securities declines.

♦      There Are Risks Associated with the Index Fund: Although the Index Fund’s shares are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is currently the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the investment strategy of the investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment adviser invest up to 10% of the Index Fund’s assets in securities not included in the Underlying Index but which the investment adviser believes will help the Index Fund track the Underlying Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds). Any of such action could adversely affect the market price of the shares of the Index Fund, and consequently, the value of the Securities.

♦      Transition of the Reference Asset’s Investment Advisor: On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”).  The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the Index Fund’s current investment advisory agreement with BGFA.  In order for the management of the Index Fund to continue uninterrupted, the Index Fund’s Board of Trustees (the “Board”) approved a new investment advisory agreement with BGFA, which will be submitted to the shareholders of the Index Fund for their approval at a special meeting to be held on November 4, 2009.  The failure to obtain such approvals could cause interruptions in the management of the Index Fund, which could have an adverse effect on the value of the Index Fund and consequently on the value of your Securities.

♦      Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index.

♦      The Securities Are Subject to Currency Exchange Rate Risk: Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which securities held by the Index Fund are traded. Your net exposure will depend on the extent to which the currencies in which securities held by the Index Fund are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities held by the Index Fund are traded, the net asset value of the Index Fund will be adversely affected and the amount we pay you at maturity, if any, may be reduced.

♦      Non-U.S. Securities Risk: The equity securities that compose the Index Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

♦      The Anti-Dilution Protection for the Index Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Index Fund

We have derived all information contained in this free writing prospectus regarding the Index Fund from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the Index Fund.

The Index Fund is an investment portfolio maintained and managed by iShares®.  BFGA is the investment advisor to the Index Fund.  The Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “EFA.”  As of September 30, 2009, 99.45% of the Index Fund’s holdings consisted of equity securities, 0.01% consisted of cash, and 0.54% was in other assets, including dividends booked but not yet received. On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the Index Fund’s current investment advisory agreement with BGFA. The Board approved a new investment advisory agreement with BGFA, which will be submitted to the shareholders of the Index Fund for their approval at a special meeting to be held on November 4, 2009.  Information about the Index Fund is available on the iShares® website: www.iShares.com.

You can obtain the closing price of one share of the Index Fund from the Bloomberg Financial Markets page “EFA Equity <GO>” or from the iShares® website at www.iShares.com.

Historical Information

The following table sets forth the quarterly high and low closing price of one share of the Index Fund (rounded to two decimal places), as reported by Bloomberg Professional® service. The historical values of one share of the Index Fund should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index Fund will result in the return of any of you initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	55.36	51.14	52.92
4/1/2005	6/30/2005	53.92	51.12	52.35
7/1/2005	9/30/2005	58.57	51.24	58.09
10/3/2005	12/30/2005	60.95	54.58	59.42
1/3/2006	3/31/2006	65.52	60.25	64.99
4/3/2006	6/30/2006	70.65	59.40	65.35
7/3/2006	9/29/2006	68.52	60.94	67.78
10/2/2006	12/29/2006	74.66	67.61	73.26
1/3/2007	3/30/2007	77.18	70.95	76.27
4/2/2007	6/29/2007	81.79	76.05	80.63
7/2/2007	9/28/2007	85.50	67.99	82.56
10/1/2007	12/31/2007	86.49	78.00	78.50
1/2/2008	3/31/2008	79.22	65.63	71.90
4/2/2008	6/30/2008	78.76	68.06	68.70
7/1/2008	9/30/2008	68.39	52.36	56.30
10/1/2008	12/31/2008	56.42	35.53	44.87
1/2/2009	3/31/2009	45.61	31.56	37.59
4/1/2009	6/30/2009	49.18	37.28	45.81
7/1/2009	9/30/2009	56.31	43.49	54.70
10/1/2009	10/30/2009	57.46	52.42	53.30

*
As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 30, 2009. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the weekly performance of the Index Fund from August 17, 2001 to October 30, 2009. The closing price of one share of the Index Fund on October 30, 2009 was $53.30.

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The information on the Index Fund provided in this free writing prospectus should be read together with the discussion under the heading “The iShares® MSCI EAFE Index Fund” beginning on page PS-31 of the accompanying product prospectus supplement no. UBS-3. Information contained in the iShares® website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this free writing prospectus.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. UBS-3.

Terms Incorporated in Master Note

The terms appearing above under the captions “Indicative Terms” and “Determining Payment at Maturity”, and the provisions in the product prospectus supplement under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.